EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Francis V. Dane
         Phone: 650-802-7737
         Email: fdane@cic.com


                    COMMUNICATION INTELLIGENCE CORPORATION

                  REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS


Redwood Shores, CA, August 11, 2004- (OTC BB: CICI) Communication Intelligence Corporation ("CIC" or the "Company"), the leader in biometric signature verification & natural input software and a leading supplier of electronic signature solutions announced today its financial results for the three and six-month periods ended June 30, 2004.

Total revenue of $630,000 for the quarter ended June 30, 2004 increased 10% compared to revenues of $572,000 in the corresponding quarter of the prior year. The Company's net loss applicable to common stockholders remained relatively flat at $678,000 compared to a net loss of $690,000 for the corresponding quarter of the prior year. The basic and diluted loss per share was $0.01 on approximately 100.8 million weighted average common shares outstanding for the three months ended June 30, 2004 as compared to a basic and diluted loss of $0.01 per share on approximately 97.5 million weighted average common shares outstanding for the corresponding quarter of the prior year.

The first six months of 2004 was the most profitable in the history of the Company. Total revenue of $3.1 million for the six months ended June 30, 2004, increased 82% compared to revenues of $1.7 million in the corresponding six months of the prior year. The net income applicable to common stockholders for the six months ended June 30, 2004 was $.5 million as compared to a net loss of $1.0 million for the corresponding six months of the prior year. The basic and diluted income per share was $0.01 on approximately 101 million weighted average common shares outstanding for the six months ended June 30, 2004 as compared to a basic and diluted loss of $0.01 per share on approximately 94.7 million weighted average common shares outstanding for the corresponding period of the prior year.

This revenue and income growth reflects increasing adoption of CIC's eSignature solutions in target markets and is primarily attributable to Wells Fargo, which chose CIC eSignature technology for use in all of its full-service bank locations. It also includes revenues from Charles Schwab, Duncan Management, IA Systems, Misys Healthcare, PalmSource, Prudential, Shanghai InfoPro Digital Tech and TVA.

"Total eSignature revenue of $2.4 million for the first half of this year more than doubled compared to the $1.1 million for the corresponding six months of last year, increasing 118%. This revenue growth reflects increasing adoption of our eSignature solutions in target markets. The increasing focus on corporate accountability, including a growing demand for auditable business approval processes, is driving many enterprises to add eTransactions to their priority deployments in 2004," stated CIC's Chairman & CEO, Guido DiGregorio. He further commented, "I am delighted that we've achieved the most profitable first half in CIC's history and based on the current level of customer activity, we remain optimistic about our outlook for the second half of the year."

Selected  financial  information  follows.   Detailed  corporate  and  financial
information is available on CIC's website at www.cic.com.

About CIC

Communication Intelligence Corporation ("CIC") is the leading supplier of biometric signature verification and natural input software and a leading supplier of electronic signature solutions focused on emerging, high potential applications including paperless workflow, handheld computers, smartphones and eCommerce, enabling the world with "The Power to Sign Online(R)". CIC's products are designed to increase the ease of use, functionality, and security of electronic devices and eBusiness processes. CIC sells directly to OEMs and Enterprises and has products available through major retail outlets such as, CompUSA, Staples, OfficeMax, and key integration/channel partners or direct via our website. Industry leaders such as Charles Schwab, Fujitsu, IBM, Oracle, PalmSource, Prudential, Siebel Systems, Siemens Medical Systems, Sony Ericsson, Symbol and TVA have licensed the company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com


CIC and its logo are registered trademarks of Communications Intelligence Corporation. All other trademarks and registered trademarks are the property of their respective holders.


Forward Looking Statement
Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", 'expects', and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions. These forward-looking statements speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                                      -5-
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                     COMMUNICATION INTELLIGENCE CORPORATION
            Selected Consolidated Statement of Operations Information
                (Dollars in thousands, except per share amounts)

                                   Three Months Ended        Six Months Ended
                                        (unaudited)            (unaudited)
                                   06/30/04     06/30/03   06/30/04    06/30/03
                                 ----------    ----------  --------    --------


Revenues                         $    630     $    572     $  3,059    $ 1,680

Net income (loss) applicable
to common stockholders           $   (678)    $   (690)    $    489    $ (1,000)

Basic and diluted income (loss)
per common share                 $  (0.01)    $  (0.01)    $   0.01    $  (0.01)

Weighted average common shares
outstanding                       100,776       97,514      100,439      94,726

                 Selected Consolidated Balance Sheet Information
                             (Dollars in thousands)

                                                06/30/04             12/31/03
                                               (unaudited)
                                             ---------------    ---------------

              Cash & cash equivalents         $      1,969        $     1,039

              Total current assets            $      2,618        $     2,005

              Total assets                    $      7,648        $     7,215

              Short-term debt                 $      3,045        $     3,758

              Deferred revenue (1)            $        342        $       165

              Total current liabilities (2)   $      4,154        $     4,900

              Long-term debt                  $          8        $        13

              Total stockholder's equity      $      3,379        $     2,187

NOTES:
  (1) Deferred revenues consist principally of deferred maintenance contract revenue.
  (2) Includes deferred revenues of $342 and $165 for period ended June 30, 2004 and December 31, 2003, respectively.


                                      -6-